UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2009
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
6901 Glenn Highway, Cambridge, Ohio 43725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On April 21, 2009, the Compensation Committee and the Board of Directors of Camco Financial Corporation approved the 2009 Incentive Award Plan. The 2009 Plan provides an award for executive officers of Camco and its subsidiaries based on the achievement of certain corporate goals. It is anticipated that, for everyone other than Mr. Huston, the award will be paid 43% in cash and 57% in options to acquire Camco stock.
The Compensation Committee set specific threshold, target and maximum dollar amounts and weightings for each of the corporate goals, which are set forth below. If the threshold is not met for a particular goal, no award will be paid for that goal. For Messrs. Huston, Brooks and Caldwell, there is a discretionary amount that the Compensation Committee or full Board of Directors may award. For Ms. Tipton, there is no discretionary amount, rather there are personal goals that she must meet.

Corporate Goal	Threshold	Target	Maximum	Weighting
Pre-Tax Earnings	$250,000	$750,000	$1,250,000	30%
Classified Assets	80,000,000	75,000,000	70,000,000	30
Non-Performing Assets (Non-Accrual)	59,000,000	57,000,000	55,000,000	30
Discretionary (Tipton- Personal Goals)	—	—	—	10

				100%
Below are the total amounts that may be awarded to the CEO, CFO and each of the other Named Executive Officers under the 2009 Plan:

	Percent of Base Salary			Total Award Value Potential
Named Executive	Threshold	Target	Maximum	Threshold	Target	Maximum
James E. Huston	75% in cash plus 100% in stock options	100% in cash plus 150% in stock options	150% in cash plus 200% in stock options	$516,250	$737,500	$1,032,500
James E. Brooks	22.50	45.00	60.00	28,125	56,250	75,000
David S. Caldwell	18.75	37.50	50.00	27,019	54,038	72,050
Kristina K. Tipton	11.25	22.50	30.00	9,000	18,000	24,000
The number of options will be determined using the fair market value of Camco’s stock on the date the award is determined, which is expected to be in the early part of the first quarter of 2010. Options will be awarded under the 2002 Equity Incentive Plan and will vest over five years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ James E. Huston
James E. Huston
Chief Executive Officer

Date: August 25, 2009